EXHIBIT 99.2

     Date: April 1, 2005

Kansas City Southern Announces Closing of TFM Transaction;

Naming of TFM Interim CEO

Kansas City Southern (KCS) (NYSE:KSU) completed today its purchase of the controlling interest in TFM, S.A. de C.V. (TFM) from Grupo TMM, S.A. in accordance with the terms of the Amended and Restated Acquisition Agreement. As a result, KCS now owns all of the common stock of Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. and controls all of the shares of TFM entitled to full voting rights.

“This is an historic opportunity to create one of North America’s premier railroads,” said Michael R. Haverty, KCS chairman, president and chief executive officer. “TFM, Kansas City Southern Railway and The Texas Mexican Railway Company (TexMex) will now operate under common overall leadership, creating a seamless transportation system that spans the heart of North America.”

The union of the three railroads under common ownership has several inherent advantages for Mexico and the entire NAFTA region including greater investment in cross-border transportation infrastructure, the implementation of advanced cargo tracing and tracking systems, improved border security, and world-class employee training programs. The long-term result will be more employment opportunities and greater overall competitiveness in Mexico.

TFM will remain a Mexican corporation with Mexican leadership. As of April 1, 2005, Vicente Corta Fernández has assumed the duties of TFM Interim CEO. “Vicente Corta is a skilled negotiator and a natural leader,” said Haverty. “He comes to TFM as part of a distinguished career in government and private business. We will all look to Vicente for leadership and guidance as we work together to take TFM to the next level.”

Vicente Corta is a partner in the law firm of White & Case S.C. where he has proven a strong advocate for both public and private sector clients. Before joining White & Case, Mr. Corta served as President of Mexico’s National Commission for the Retirement Savings System (CONSAR). Prior to that, until August 2000, he was the Chief Executive Officer of the Institute for Protection of Bank Savings (IPAB), Mexico’s deposit insurance and bank resolution agency. His tenure with the IPAB is best remembered for his aggressive and effective steps to reform and overhaul Mexico’s banking system, including overseeing the orderly resolution of approximately US$38 billion worth of assets from troubled banks and directing the government takeover of several of Mexico’s unstable banks.

Before heading the IPAB, Mr. Corta held important posts at the Mexican Ministry of Finance and Public Credit for almost a decade. Mr. Corta will continue as a partner of White & Case during his tenure as TFM Interim CEO .

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holdings include The Kansas City Southern Railway Company, founded in 1887, and The Texas Mexican Railway Company, founded in 1885, serving the central and south central U.S. Its international holdings include a controlling interest in TFM, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cardenas, Tampico and Veracruz, and a 50% interest in The Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico. Visit www.kcsi.com for more information.

# # #

Contacts: Investors

Ronald G. Russ
816-983-1702
ronald.g.russ@kcsr.com.

U.S. Media
C. Doniele Kane
816-983-1372
doniele.c.kane@kcsr.com

Mexico Media
Gabriel Guerra
011-525-55-208-0860
gguerra@gcya.net